Filed Pursuant to Rule 424(b)(3)
Registration No. 333-291760

PROSPECTUS

Up to 15,532,083 Shares of common stock

Marwynn Holdings, Inc.

This prospectus relates to the offer and resale, from time to time, by the selling stockholders identified herein, or their permitted transferees (collectively, the “Selling Stockholders”), of up to 15,532,083 shares of common stock, $0.001 par value per share (the “Securities”), of Marwynn Holdings, Inc. (the “Company,” “Marwynn,” the “registrant,” “we,” “our,” or “us”).

In connection with the Securities registered herewith: (i) 3,140,800 shares of common stock were issued in a private placement that closed on October 28, 2025, pursuant to which five of the Selling Stockholders purchased an aggregate of 3,140,800 shares of common stock in transactions exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”); (ii) 6,398,028 shares of common stock were acquired by certain Selling Stockholders in private transactions from existing shareholders in reliance on the exemption from registration provided by Section 4(a)(7) of the Securities Act. These 6,398,028 shares of common stock were originally issued by the Company on April 29, 2024, pursuant to its Reorganization in connection with its initial public offering and certain related share exchange agreements, in transactions exempt from registration under Section 4(a)(2) and/or Regulation D of the Securities Act; and (iii) 5,993,255 shares of common stock were issued by the Company on April 29, 2024, pursuant to its Reorganization in connection with its initial public offering and certain related share exchange agreements, in transactions exempt from registration under Section 4(a)(2) and/or Regulation D of the Securities Act. See “Prospectus Summary—Corporate History and Structure” of this prospectus. For more information,  see “Selling Shareholders,” “Incorporation of Documents by Reference” and “Where You Can Find More Information” of this prospectus.

The Selling Stockholders may from time to time sell, transfer or otherwise dispose of any or all of the Securities in a number of different ways and at varying prices. See “Plan of Distribution” section of this prospectus for more information.

The Company is not selling any shares of common stock in this offering, and we will not receive any proceeds from the sale of shares by the Selling Stockholders. Our common stock is currently traded on The Nasdaq Capital Market (“Nasdaq”) under the symbol “MWYN.” On December 22, 2025, the closing price as reported on Nasdaq was $0.88 per share.

The Selling Stockholders may offer all or part of the Securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices.

This prospectus provides a general description of the Securities being offered. You should read this prospectus and the registration statement of which it forms a part before you invest in any securities.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 10. You should carefully consider these risk factors, as well as the information contained in this prospectus, before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2025

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information different from or in addition to that contained in this prospectus, and we take no responsibility for any other information others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

As used in this prospectus, unless the context indicates or otherwise requires, “the Company,” “our Company,” “the registrant,” “we,” “us,” and “our” refer to Marwynn Holdings, Inc., a Nevada corporation, and its consolidated subsidiaries.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires and for purposes of this prospectus only, references to:

●	Except where indicated, “Company,” “the registrant,” “we,” “us,” “our” and “Marwynn” are to Marwynn Holdings, Inc., a Nevada corporation incorporated on February 27, 2024, and its consolidated subsidiaries;

●	“Frost & Sullivan” means Frost & Sullivan Limited, a business consulting firm involved in market research, analysis and growth strategy consulting;

●	“FuAn” means FuAn Enterprise, Inc., a California corporation incorporated on April 18, 2016, and a wholly-owned subsidiary of Marwynn;

●	“Grand Forest” means Grand Forest Cabinetry Inc, a California corporation incorporated on February 22, 2021*;

●	“EcoLoopX” means EcoLoopX Corporation, a California corporation incorporated on November 25, 2025, and a wholly-owned subsidiary of Marwynn;

●	“SEC” means the U.S. Securities and Exchange Commission;

●	“Securities Act” means the U.S. Securities Act of 1933, as amended;

●	“US$”, “$” and “U.S. dollars” are to the legal currency of the United States; and

●	“U.S. GAAP” are to generally accepted accounting principles in the United States.

Unless we indicate otherwise or unless the context otherwise requires, all information in this prospectus reflects the adjustment for the (i) 1.55-for-1 forward stock split of our common stock effected on September 9, 2024, and (ii) 4.5-for-1 forward stock split of our Series A Super Voting Preferred Stock effected on September 9, 2024 for the purpose of our initial public offerings.

Internet site addresses in this prospectus are included for reference only and the information contained in any website, including our website, is not incorporated by reference into, and does not form part of, this prospectus.

*

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Reli Home Décor Inc., a California corporation (the “Buyer”), solely for the purposes of selling all of the shares it owns in its wholly owned subsidiary, Grand Forest Cabinetry Inc., a California corporation (“Grand Forest”). Grand Forest is engaged in the business of indoor home improvement supply chain management. The closing is subject to certain customary conditions, including without limitation: (i) approval of the transaction by the Company’s board and stockholders, and (ii) receipt of any required approval from Nasdaq. The Company anticipates that the transaction will be completed before the end of 2025.

The Purchase Agreement and the Transaction were approved by the stockholder holding a majority of the voting power of the Company’s voting securities as of the record date, by written consent in lieu of a meeting. As disclosed in the Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 1, 2025, such approval became effective on December 22, 2025, in accordance with Rule 14c-2 of the Exchange Act, and the rules promulgated by the U.S. Securities and Exchange Commission thereunder. The Closing occurred on December 22, 2025, at which time the full purchase price was paid and 100% ownership of Grand Forest was transferred to the Buyer in accordance with the terms of the Purchase Agreement.

ii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common stock, and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our common stock, you should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included and/or incorporated by reference in this prospectus. For additional information, see “Incorporation of Documents by Referenced” and “Where You Can Find More Information” in this prospectus.

Our Business

Marwynn Holdings, Inc. is a holding company with no operations other than holding the shares of its wholly-owned operating subsidiaries that are in the supply chain business. Through our subsidiaries, we are committed to becoming a leading supply chain company in the U.S., with a strategic focus on specialized markets.

On October 27, 2025, the Company entered into a Securities Purchase Agreement to sell all of the issued and outstanding equity interests of Grand Forest to a third-party buyer (the “Transaction”). The Purchase Agreement and the Transaction were approved by the stockholder holding a majority of the voting power of the Company’s voting securities as of the record date, by written consent in lieu of a meeting. As disclosed in the Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 1, 2025, such approval became effective on December 22, 2025, in accordance with Rule 14c-2 of the Exchange Act, and the rules promulgated by the U.S. Securities and Exchange Commission thereunder. The closing of the Transaction occurred on December 22, 2025, at which time the full purchase price was paid and 100% ownership of Grand Forest was transferred to the Buyer in accordance with the terms of the Purchase Agreement. See “Risk Factors” on page 10 for a discussion of the potential risks associated with the Transaction and the Company’s post-Transaction operations.

On November 19, 2025, the board of directors approved the formation of a wholly owned subsidiary to operate within the electronic waste supply chain business (“E-Waste Reverse Supply Chain Business”). The subsidiary, EcoLoopX Corporation, was incorporated in the state of California on November 25, 2025, and is intended to provide non-operational supply chain services. It will not engage in any physical processing, dismantling, recycling, or hazardous materials handling. Instead, its activities will be limited to coordination, sourcing, logistics management, documentation facilitation, vendor and partner engagement, and compliance support. The Company believes that concentrating its resources in the food and beverage and expanding into the e-waste reverse supply chain business sector will better align with its long-term growth objectives and enhance its ability to capture emerging market opportunities.

The subsidiary is expected to function as an asset-light supply chain integrator, connecting upstream e-waste generators, such as electronics distributors, IT asset disposition providers, and enterprise users, with licensed downstream processors, recyclers, and refiners in the United States and Asia. Its anticipated E-Waste Reverse Supply Chain Business activities include:

●	Supply chain coordination and vendor qualification

●	Aggregation and sourcing of e-waste and recyclable materials

●	Logistics planning and documentation management

●	Commercial contract support and trading facilitation

●	Regulatory compliance assistance across jurisdictions

The subsidiary will not take physical possession of any materials and will not operate any storage, processing, or dismantling facilities. Rather, it will facilitate the movement of materials between third-party generators and licensed end processors, leveraging a network of vendors, partners, and logistics providers.

The following is a summary of the Company’s ongoing business operations.

Food and Non-Alcoholic Beverages

FuAn is a food and non-alcoholic beverage supply chain company that specializes in connecting businesses between different regions, particularly between Asia and the U.S. FuAn’s comprehensive supply chain services include the sourcing of Asian food, snacks, and non-alcoholic beverages, and distributing branded goods to mainstream markets, grocery stores and wholesale/warehouse clubs in the U.S. In addition, FuAn provides supply chain consulting, and market expansion support for businesses. With a focus on sourcing Asian foods and non-alcoholic beverages, FuAn aims at becoming a leading importer and distributor of Asian foods and non-alcoholic beverages to the U.S. markets.

Our Growth Strategy

Our goal is to continue to grow our business by increasing the scale of our current operations and expanding into new services and locations. We intend to pursue the following strategies to achieve this goal:

Food and Beverage Supply Chain and Brand Management

●	Expand our network of suppliers in Asia to increase product variety and availability.

●	Develop our digital platform for seamless communication and transactions with clients and suppliers.

●	Increase marketing efforts to promote our services to a wider audience.

●	Implement sustainability practices in our supply chain to attract environmentally conscious clients.

●	Expand our presence in the U.S. market by establishing additional warehouse locations.

●	Offer additional value-added services to maintain customer loyalty.

●	Diversify our product offerings by exploring new market trends and consumer demands.

●	Strengthen partnerships with existing clients and suppliers through regular communication and feedback.

●	Extend our reach to other international markets beyond Asia and the U.S.

Corporate History and Structure

Marwynn Holdings, Inc. is a holding company incorporated in Nevada on February 27, 2024. FuAn Enterprise, Inc., our wholly-owned subsidiary, was incorporated in California on April 18, 2016 and another wholly-owned subsidiary, EcoLoopX Corporation, was incorporated in the state of California on November 25, 2025.

Prior to the reorganization described below, the Company’s business was operated by the following entities: (1) FuAn Enterprise, Inc. (“FuAn”), which was incorporated in the state of California on April 18, 2016, and is primarily engaged in sourcing authentic premium Asian foods, snacks and non-alcoholic beverages, and distributing the branded goods in the U.S. market, and brand management services; and (2) Grand Forest Cabinetry Inc (“Grand Forest”), incorporated in the state of California on February 22, 2021, and KZS Kitchen Cabinet & Stone Inc (“KZS”), incorporated in the state of California on October 11, 2018 and merged with and into Grand Forest on June 1, 2024. Following the merger, all of the home improvement business is now operating under Grand Forest. Grand Forest is engaged in the sale of high-quality indoor home improvement products sourcing from international suppliers.

On April 29, 2024, Yin Yan (our chairperson, chief executive officer and president, and spouse of Fulai Wang), Fubao Wang, Xiangjing Wu, Gang Wu, Dan Yu, and Qiang Zhang, as the stockholders of FuAn, entered into a share exchange agreement with Marwynn to transfer all of their ownership in FuAn for 7,399,080 shares of common stock of Marwynn (“FuAn Transaction”). On April 25, 2024, Hong Le Liang, Sen Zhong (spouse of Zhifen Zhou, our former chief financial officer, secretary and director) and Fu Lai Wang (spouse of Yin Yan, our chairperson, chief executive officer and president), as the stockholders of Grand Forest, entered into a share exchange agreement with Marwynn to transfer all of their ownership in Grand Forest for 4,976,244 shares of common stock of Marwynn (“Grand Forest Transaction”). On April 25, 2024, Hong Le Liang and Jiechun Wu, as the stockholders of KZS, entered into a share exchange agreement with Marwynn to transfer all of their ownership in KZS for 2,132,676 shares of common stock of Marwynn (“KZS Transaction”). On April 30, 2024, the FuAn Transaction, Grand Forest Transaction and KZS Transaction closed, and Marwynn issued a total of 14,508,004 shares of its common stock to the stockholders of FuAn, Grand Forest and KZS. As a result of the share exchanges, all the stockholders of FuAn, Grand Forest and KZS became the stockholders of Marwynn and Marwynn became the parent of FuAn, Grand Forest and KZS (the “Reorganization”).

In an effort to consolidate the operation of the home improvement business, on June 1, 2024, KZS merged with and into Grand Forest with Grand Forest being the surviving entity (the “Merger”). Following the Merger, all of the home improvement business is now operating under Grand Forest. Grand Forest remains as a wholly-owned subsidiary of Marwynn.

On September 9, 2024, we effected (i) a 1.55-for-1 forward stock split of our common stock, and (ii) a 4.5-for-1 forward stock split of our Series A Super Voting Preferred Stock. All shares and per share information throughout this prospectus has been retroactively adjusted to reflect the forward stock split.

On October 27, 2025, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Reli Home Décor Inc., a California corporation (the “Buyer”), solely for the purposes of selling all of the shares it owns in its wholly owned subsidiary, Grand Forest Cabinetry Inc., a California corporation (“Grand Forest”). Grand Forest is engaged in the business of indoor home improvement supply chain management. The closing is subject to certain customary conditions, including without limitation: (i) approval of the transaction by the Company’s board and stockholders, and (ii) receipt of any required approval from Nasdaq. The Purchase Agreement and the transactions contemplated thereunder were approved by the stockholder holding a majority of the voting power of the Company’s voting securities as of the record date, by written consent in lieu of a meeting. As disclosed in the Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 1, 2025, such approval became effective on December 22, 2025, in accordance with Rule 14c-2 of the Exchange Act, and the rules promulgated by the U.S. Securities and Exchange Commission thereunder. The closing of the Transaction occurred on December 22, 2025, at which time the full purchase price was paid and 100% ownership of Grand Forest was transferred to the Buyer in accordance with the terms of the Purchase Agreement.

On November 19, 2025, the board of directors approved the formation of a wholly owned subsidiary to operate within the electronic waste supply chain business (“E-Waste Reverse Supply Chain Business”). The subsidiary, EcoLoopX Corporation, was incorporated in the state of California on November 25, 2025, and is intended to provide non-operational supply chain services. It will not engage in any physical processing, dismantling, recycling, or hazardous materials handling. Instead, its activities will be limited to coordination, sourcing, logistics management, documentation facilitation, vendor and partner engagement, and compliance support. The Company believes that concentrating its resources in the food and beverage and expanding into the e-waste reverse supply chain business sector will better align with its long-term growth objectives and enhance its ability to capture emerging market opportunities.

Pursuant to the Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 1, 2025, which approval became effective on December 22, 2025, in accordance with Rule 14c-2 of the Exchange Act, the Company filed a Certificate of Amendment to its Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada on December 22, 2025 (the “Amendment”), to increase the number of authorized shares of common stock, $0.001 par value per share (“Common Stock”), from 45,000,000 to 500,000,000. The Amendment, along with the other actions approved by written consent of the majority stockholder as described in the Information Statement, became effective on December 22, 2025, in accordance with Rule 14c-2 of the Exchange Act, and the rules promulgated by the U.S. Securities and Exchange Commission thereunder.

Holding Company Structure

As of the date hereof, Marwynn Holdings, Inc. is a holding company with no operations other than holding the shares of its two wholly-owned operating subsidiaries, FuAn and EcoLoopX, that are in the supply chain business.

Summary of Risk Factors

Our business is subject to numerous risks and uncertainties, including those described under “Risk Factors” in this prospectus and in our annual report for the fiscal year ended April 30, 2025, which is incorporated by reference into this prospectus. We urge you to read the section entitled “Risk Factors” and this prospectus in full. Our principal risks may be summarized as follows:

Risks Related to the Grand Forest Disposal Transaction (for a more detailed discussion, see “Risk Factors-Risks Related to the Grand Forest Disposal Transaction” beginning on page 10 of this prospectus)

●	The Transaction, whether or not consummated, may adversely affect The Company’s business.

●	The Company’s stockholders will not receive any of the proceeds of the Transaction.

●	The Company’s operations will be curtailed and the Company may have limited sources of revenue following the Transaction, which may negatively impact the value and liquidity of the Company’s common stock.

●	The Company will continue to incur the expense of complying with public company reporting requirements following the closing of the Transaction.

●	The Company may be delisted from the Nasdaq following the consummation of the Transaction.

Risks Relating to Our Business and Industry (for a more detailed discussion, see “Risk Factors-Risks Related to Our Business and Industry” beginning on page 12 of this prospectus)

●	Our business is exposed to risks inherent in international operations. Changes in trade policy, including tariffs and global supply chain disruptions, could increase our costs and adversely affect our operations.

●	We have a limited operating history in our current form and have incurred significant operating losses. As a result of continuing investments to expand our business, we may not achieve or sustain profitability.

●	We may need additional funding in order to fund our existing commercial operations, commercialize new products and grow our business.

●	If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

●	Our business depends on the continued success of our growing brand portfolio and if we fail to maintain and expand our brand portfolio, including our private label offerings, or maintain and enhance our brand recognition, our business, results of operations and prospects may be harmed.

●	Our product supply chain is essential to our business and is subject to risks associated with demands, forecasting, timely supplying and warehousing, as well as maintaining relationship with our suppliers.

●	A shortage of qualified labor could negatively affect our business and materially reduce earnings.

●	Unfavorable macroeconomic conditions in the U.S. may adversely affect our business, financial condition and results of operations.

●	Global health developments and economic uncertainty resulting from pandemics, such as the COVID-19 pandemic, and governmental action related thereto, may adversely affect, our business, financial condition and results of operations.

●	We are dependent upon the timely delivery of products from our vendors. Prolonged diminution of global supply chains may impact the availability and price stability of future food supplies, which may in turn adversely impact our business.

●	If we cannot successfully manage the unique challenges presented by international markets, we may not be successful in our international operations and our sales and profitability may be negatively impacted.

●	Our relationships with customers may be materially diminished or terminated. The loss of customers could adversely affect our business, financial condition, and results of operations.

●	We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers.

●	We may be unable to protect or maintain our intellectual property, which could result in customer confusion, a negative perception of our brand and adversely affect our business.

●	If we are unable to renew or replace our current leases on favorable terms, or any of our current leases are terminated prior to expiration of their stated terms, and we cannot find suitable alternate locations, our operations and profitability could be negatively impacted.

●	Failure to retain our senior management and other key personnel may adversely affect our operations.

●	If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

●	Changes in and enforcement of immigration laws could increase our costs and adversely affect our ability to attract and retain qualified employees.

●	Potential labor disputes with employees and increases in labor costs could adversely affect our business.

●	We may incur significant costs to comply with environmental laws and regulations, and we may be subject to substantial fines, penalties and/or third-party claims for non-compliance.

●	Litigation may materially adversely affect our business, financial condition and results of operations.

●	The U.S. government is currently imposing increased tariffs on certain products imported into the U.S., including products imported from China, which may have an adverse impact on our future operating results.

●	Severe weather, natural disasters and adverse climate changes, as well as the legal, regulatory or market measures being implemented to address climate change, may materially adversely affect our financial condition and results of operations.

●	Our business may be affected by the impacts of unfavorable geopolitical events or other market disruptions on consumer confidence and spending patterns.

●	Our current indebtedness may adversely affect our liquidity position and ability of future financing.

Food and Non-Alcoholic Beverages

●	Our industry is characterized by low margins, and periods of significant or prolonged inflation or deflation affect our product and operational costs, which may negatively impact our profitability.

●	Competition may increase in the future, which may adversely impact our margins and ability to retain customers, and make it difficult to maintain our market share, growth rate and profitability.

●	Disruption of relationships with vendors could negatively affect our business. Suppliers may increase product prices, which could increase our product costs.

●	Changes in consumer eating habits could materially and adversely affect our business, financial condition, and results of operations.

●	Our operations may be adversely affected by the disruption of logistics services or poor handling of products by third party logistics service providers.

●	Significant portions of our inventory are perishable and vulnerable to spoilage and other loss.

●	If we fail to comply with requirements imposed by applicable law and other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

●	If the products distributed by us are alleged to have caused injury or illness, or to have failed to comply with governmental regulations, we may need to recall our products and may experience product liability claims.

●	Increased commodity prices and availability may impact profitability.

●	A substantial percentage of our revenue is dependent on one customer.

Risks Related to Our Common Stock and Preferred Stock (for a more detailed discussion, see “Risks Related to Our Common Stock and Preferred Stock” beginning on page 25 of this prospectus)

●	An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

●	We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

●	We do not intend to pay dividends for the foreseeable future.

●	If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our shares of common stock, the price of our common stock and trading volume could decline.

●	The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the purchase price.

●	As a “controlled company” within the meaning of the Nasdaq Marketplace Rule 5615(c), we intend to choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

●	Anti-takeover provisions in our charter documents and Nevada law, along with our status as a “controlled company,” could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

●	We have 135,000 shares of Series A Super Voting Preferred Stock with super voting rights.

●	We cannot predict the impact our multi-class share structure may have on the stock price of our common stock.

●	We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

●	Our management and principal stockholders own a significant percentage of our stock and will be able to exert control over matters subject to stockholder approval.

●	Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

●	The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

●	If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Capital Market, The Nasdaq Stock Market LLC (“NASDAQ”) could delist and adversely affect the market price and liquidity of our common stock.

●	Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our Corporate Information

Our principal executive office is located at c/o Marwynn Holdings, Inc., 12 Chrysler Unit C, Irvine, CA 92618. The telephone number of our principal executive offices is 949-706-9966.

Share Capital

The Company is authorized to issue 500,000,000 shares of common stock, and 5,000,000 shares of preferred stock, par value $0.001 (“Preferred Stock”), of which 135,000 shares of Preferred Stock have been designated as “Series A Super Voting Preferred Stock.” Each share of common stock is entitled to one (1) vote and each share of Series A Super Voting Preferred Stock is entitled to one thousand (1,000) votes on any matter on which action of the stockholders of the corporation is sought. The Series A Super Voting Preferred Stock vote together with the common stock. The holders of Series A Super Voting Preferred Stock shall not be entitled to receive dividends of any kind or be entitled to any liquidation preference. The Series A Super Voting Preferred Stock shall not be subject to conversion into common stock or other equity authorized to be issued by the Company. The Series A Super Voting Preferred is redeemable at the election of the holder at a redemption price of $0.001 per share.

Initial Public Offering

On March 14, 2025, we completed our initial public offering (“IPO”) of 2,000,000 shares of common stock at a price of $4.00 per share. On April 4, 2025, the Company closed on the sale of an additional 50,000 shares of common stock, upon exercise by the underwriter of the over-allotment option. As a result, the Company has raised gross proceeds of approximately $200,000, in addition to the IPO gross proceeds of $8,000,000, or combined gross proceeds in this IPO of $8,200,000, before underwriting discounts and commissions and offering expenses.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

If some investors find our common stock less attractive as a result of these exemptions, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Implications of Being a Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equals or exceeds $250 million as of the end of that year’s second fiscal quarter, or (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter.

Implication of Being a Controlled Company

As of the date hereof, our chairperson, chief executive officer, and President, Ms. Yin Yan, controls approximately 90.85% of the aggregate voting power of our outstanding voting securities. Approximately 95.75% of Ms. Yin Yan’s voting power stems from her holdings of the Series A Super Voting Preferred Stock. As a result, we will remain a “controlled company” within the meaning of the Nasdaq Marketplace Rule 5615(c). As a controlled company, we are permitted to elect, and intend to, rely on certain exemptions from corporate governance rules of The Nasdaq Capital Market, including:

●	An exemption from the rule that a majority of our board of directors must be independent directors;

●	An exemption from the rules that our compensation committee and nominating committee be composed entirely of independent directors;

●	An exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	An exemption from the rule that our director nominees must be selected or recommended solely by a majority of independent directors or nominations committee comprising solely of independent directors.

We have elected to rely on some of the “controlled company” exemptions. Our nominating and corporate governance and compensation committees will not consist entirely of independent directors.

Market and Industry Data

This prospectus contains estimates and information concerning the industries in which we compete, including our market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports. This prospectus also contains statistical data and estimates derived from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm. This information involves a number of assumptions and limitations, and you are cautioned not to place undue reliance on these estimates. The industries in which we operate are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, which we believe represent certain of the material risks to our business, together with the information contained elsewhere in this prospectus, before you make a decision to invest in our common stock. Please note that the risks highlighted here are not the only ones that we may face. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also adversely affect our business, prospects, financial condition, cash flows and results of operations in the future. If any of the following events occur or any additional risks presently unknown to us actually occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to the Grand Forest Disposal Transaction

The closing of the Transaction may adversely affect The Company’s business.

The closing of the Transaction may adversely affect the trading price of the Company’s common stock, its business or its relationships with customers, suppliers and employees. In addition, pending the completion of the Transaction, the Company may be unable to attract and retain key personnel and the focus and attention of the company’s management and employee resources may be diverted from operational matters during the pendency of the Transaction.

The Company’s stockholders will not receive any of the proceeds of the Transaction.

The proceeds from the Transaction have been paid directly to the Company. As discussed elsewhere in Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on December 1, 2025, the Company’s Board of Directors has not made any definitive plans with respect to the use of proceeds from the Transaction. If the Transaction is consummated, the Company expects that it may use all or a portion of the proceeds from the transaction to, among other things: (i) repay outstanding indebtedness, (ii) reinvest into its remaining businesses, or (iii) pursue strategic acquisitions. The amounts and timing of the Company’s actual expenditures, however, will depend upon numerous factors, and the Company may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

The Company’s management will have broad discretion over the use of proceeds from the Transaction and could spend the proceeds in ways that do not improve its results of operations or enhance the value of its common stock. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on the Company’s business or cause the price of its common stock to decline.

The Company’s operations will be curtailed and the Company may have limited sources of revenue following the Transaction, which may negatively impact the value and liquidity of the Company’s common stock.

Upon the closing of the Transaction, the size of the Company’s business operations will be reduced and its sources of revenue will be limited to its Food Supply Chain Business and the E-Waste Reverse Supply Chain Business. Although the Company’s Board of Directors may use a portion of the proceeds from the Transaction to support the business operations remaining following the Transaction, there can be no assurance that the Company will be successful at carrying out the operations of its remaining businesses or that it will be successful at generating revenue. A failure by the Company to secure additional sources of revenue following the closing of the Transaction could negatively impact the value and liquidity of its common stock.

The Company will continue to incur the expense of complying with public company reporting requirements following the closing of the Transaction.

After the Transaction, the Company will continue to be required to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome.

The Company may be delisted from the Nasdaq following the consummation of the Transaction.

The Company’s SEC reporting obligations as a public company will not be impacted as a result of the closing of the Transaction and, following the completion of the Transaction, the Company expects that its common stock will continue to be listed on the Nasdaq Capital Market. However, it is not possible to predict the trading price of the Company’s common stock following the closing of the Transaction or the impact that the Transaction may have on the Company’s remaining business.

In order to maintain the listing of the Company’s common stock on the Nasdaq, the Company’s common stock must comply with certain continued listing requirements, including having:

●	at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid;

●	a minimum bid price of at least $1.00 per share;

●	at least 300 total holders (including both beneficial holders and holders of record, but excluding any holder who is directly or indirectly an executive officer, director or the beneficial holder of more than 10% of the total shares outstanding); and

●	at least 500,000 publicly held shares with a market value of at least $1.0 million (excluding any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding).

The Company must also meet at least one of the following continued listing standards:

●	stockholders’ equity of at least $2.5 million;

●	market value of the Company’s common stock of at least $35 million; or

●	net income from continuing operations of $500,000 in the most recently completed fiscal year or in two of the three most recently completed fiscal years.

The Company believes that it will continue to meet NASDAQ’s continued listing requirements following the completion of the Transaction. No assurances, however, can be given that the Company will continue to satisfy these requirements as some of these requirements are outside of the Company’s direct control, such as the bid price of its common stock, the number of holders of its common stock and the value of its publicly held shares. If the Company is unable to meet these requirements, NASDAQ may take action to delist the Company’s common stock. In such a case, the Company may appeal NASDAQ’s determination to delist its common stock, but such appeal may not be successful.

If the Company’s common stock is delisted from NASDAQ, the Company expects that its common stock would begin trading on the over-the-counter markets. The delisting of the Company’s common stock could result in a reduction in its trading price and would substantially limit the liquidity of the Company’s common stock. In addition, delisting could materially adversely impact the Company’s ability to raise capital or pursue strategic restructuring, refinancing or other transactions. Delisting from NASDAQ could also have other negative results, including the potential loss of confidence by institutional investors.

The Company, and not its stockholders, will receive the proceeds from the Transaction. The Company’s Board of Directors has not made any definitive plans with respect to the use of proceeds from the Transaction. If the Transaction is consummated, the Company expects that it may use all or a portion of the proceeds from the transaction to, among other things: (i) repay outstanding indebtedness, (ii) reinvest into its remaining businesses, or (iii) pursue strategic acquisitions. The amounts and timing of the Company’s actual expenditures, however, will depend upon numerous factors, and the Company may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

Risks Related to our Business and Industry

The supply chain industry is highly competitive, with a wide range of companies offering various services such as logistics, transportation, warehousing, and distribution. Competitors range from large multinational corporations to small and medium-sized enterprises, each with their own strengths and capabilities. This industry is also subject to fluctuations in exchange rates and raw material prices.

We also face regulatory compliance and trade restrictions. Supply chain disruptions often occur due to natural disasters or geopolitical events. Security and data privacy are also concerns in global trade. We see talent shortage and skills gap in supply chain management.

General Operations

Our business is exposed to risks inherent in international operations. Changes in trade policy, including tariffs and global supply chain disruptions, could increase our costs and adversely affect our operations.

Our supply chain operations rely heavily on international suppliers, primarily located in Asia, to source materials, components, and finished products. A significant portion of our food and cabinetry offerings are sourced or manufactured outside the United States, including in China, Vietnam, and other Asian countries. As a result, our cost structure and sourcing strategy are inherently exposed to geopolitical instability, macroeconomic fluctuations, and shifting trade policies.

Recent actions by the U.S. presidential administration, including the imposition of significant tariffs on imports from countries such as China, Mexico, Vietnam, and Canada, have heightened uncertainty in the global trade environment. These tariffs — along with potential retaliatory measures by other countries — may increase inflationary pressure and raise the costs of goods and shipping for our imported products. While several tariff announcements have been followed by announcements of limited exemptions and temporary pauses, these actions are unprecedented, have caused substantial uncertainty and volatility in financial markets and may result in further retaliatory measures. We have currently paused our imports from China in response to these developments and are actively seeking alternative sourcing arrangements domestically and in other countries where tariff exposure may be lower. However, diversifying our supplier base may result in increased procurement and logistics costs and added operational complexity.

The full extent and duration of these tariff programs remain uncertain and depend on numerous factors, including future U.S. trade negotiations, political developments, responses from foreign governments, and the potential granting of exemptions or exclusions. Even in regions not currently subject to tariffs, ongoing trade instability may prompt suppliers to raise prices, prioritize other markets, or modify production and delivery timelines. These dynamics could result in higher input and shipping costs, delays in product availability, or the need to engage new suppliers on less favorable terms.

In addition to direct cost increases, a volatile global trade environment increases the likelihood of supply chain disruption. Trade barriers, political conflict, and uncertainty surrounding tariffs can lead to logistics challenges such as shipping delays, port congestion, container shortages, and other transportation bottlenecks. These disruptions may hinder our ability to maintain adequate inventory levels or meet customer demand on a timely basis.

We do not currently hedge against commodity price or input cost volatility. Consequently, sustained increases in the cost of imported food products, cabinetry materials, or packaging could compress our gross margins if we are unable to offset these increases through pricing adjustments or operational efficiencies. Our efforts to mitigate these impacts through selective price increases or cost-saving initiatives may not succeed and could result in lower sales volumes or reduced profitability.

There is no guarantee that we could quickly secure replacement suppliers or routes that are as cost-effective or reliable as our current ones. Consequently, prolonged trade tensions or supply chain disturbances could significantly increase our operating costs and lead to inventory shortfalls, which may require us to adjust pricing or absorb margin impacts. Any failure to manage these international trade and supply chain risks could materially and adversely affect our business, financial condition, and results of operations.

We have a limited operating history in our current form and limited experience selling our products. As a result of continuing investments to expand our business, we may not achieve or sustain profitability.

Marwynn Holdings, Inc. was formed as a holding company on February 27, 2024, and as a part of the Reorganization and Merger, became the parent of FuAn, which commenced its current operation in 2016. On November 19, the board of directors approved the formation of a wholly owned subsidiary to operate within the electronic waste supply chain business (“E-Waste Reverse Supply Chain Business”). The subsidiary, EcoLoopX Corporation, was incorporated in the state of California on November 25, 2025, and is intended to provide non-operational supply chain services. . As a result, we have a limited operating history and limited experience selling our products, establishing relationships with consumers, customers, suppliers, vendors and distributors and building our brand reputation. These and other factors combine to make it more difficult for us to accurately forecast our future operating results, which in turn makes it more difficult for us to prepare accurate budgets and implement strategic plans. We expect that this uncertainty will continue to exist in our business for the foreseeable future. If we do not address these risks and uncertainties successfully, our operating results could differ materially from our estimates and forecasts, and from the expectations of investors or analysts, which could harm our business and result in a decline in the trading price of our common stock.

As a developing company, we will need to adopt and implement a plan to increase awareness of our products, secure distribution channels, and foster and strengthen our supply, manufacturing and distribution relationships. It is likely our strategic priorities will need to evolve over time and our business would be materially and adversely affected if we do not properly adapt our strategies to our changing needs and changes in the market. As our operations develop and grow, we expect to experience significant increases in our working capital requirements. Even if we obtain additional capital and achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

We may need additional funding in order to fund our existing commercial operations, commercialize new products and grow our business.

To date, we have financed our operations through our IPO, loans from some of our stockholders and private placements of our equity. We have devoted substantially all our financial resources and efforts to developing our products, workforce, and supply chain. Our long-term growth and success are dependent upon our ability ultimately to expand our customer base and product offerings. There is no assurance that we will be able to generate sufficient cash from operations or access the capital we need to grow our business. Our inability to obtain additional capital could have a material adverse effect on our ability to fully implement our business plan as described herein and grow our business, to a greater extent than we can with our existing financial resources.

If our available cash balances and/or anticipated cash flow from operations are insufficient to satisfy our liquidity requirements because of lower demand for our products or due to other risks described herein, we may seek to sell common stock or other securities, enter into an additional credit facility or seek another form of third-party funding, including debt financing. The amount of additional capital we may require, the timing of our capital needs and the availability of financing to fund those needs will depend on a number of factors, including our strategic initiatives and operating plans, the performance of our business and the market conditions for debt or equity financing. Although we believe various debt and equity financing alternatives will be available to us to support our working capital needs, financing arrangements on acceptable terms may not be available to us when needed. Additionally, these alternatives may require significant cash payments for interest and other costs or could be highly dilutive to our existing stockholders. Any such financing alternatives may not provide us with sufficient funds to meet our long-term capital requirements.

We may consider raising additional capital in the future to expand our business, to pursue strategic investments, to take advantage of financing opportunities or for other reasons, including to:

●	provide for additional capacity;

●	increase our sales and marketing efforts and address competitive developments;

●	provide for supply and inventory costs;

●	fund development and marketing efforts of any future products or additional features to then-current products;

●	acquire, license or invest in new technologies such as e-commerce platform for our products;

●	acquire or invest in complementary businesses or assets; and

●	finance capital expenditures and general and administrative expenses.

Our present and future funding requirements will depend on many factors, including:

●	our ability to achieve revenue growth and improve gross margins;

●	the cost of expanding our operations and offerings, including our sales and marketing efforts;

●	the effect of competing market developments; and

●	costs related to expansion.

The various ways we could raise additional capital carry potential risks. If we raise funds by issuing equity securities, dilution to our stockholders could result. Any equity securities issued also could provide for rights, preferences, or privileges senior to those of holders of shares of our common stock. If we raise funds by issuing debt securities, those debt securities would have rights, preferences, and privileges senior to those of holders of shares of our common stock. The terms of any debt securities issued or borrowings made pursuant to a credit agreement could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights or grant licenses on terms that are not favorable to us.

If we fail to effectively manage our growth, our business, financial condition and operating results could be harmed.

As we continue to expand, our continued growth could strain our existing resources, and we could experience ongoing challenges, including:

●	managing our operational, administrative and financial capabilities and other resources;

●	managing our brand portfolio, including further expanding our private label offerings, products and services;

●	expanding marketing channels and deepening end customer outreaches;

●	staying abreast of the evolving industry demands and market developments and catering to consumers’ changing tastes;

●	developing and applying technologies necessary to support our expanded operations;

●	effectively managing our supply chain;

●	responding to changes in the regulatory environment;

●	exploring new market opportunities such as new monetization channels; and

●	addressing other challenges resulting from our expansion.

All efforts to address the potential challenges on our way to expansion require significant managerial, financial and human resources. We cannot assure you that we will be able to effectively or timely address operating difficulties and challenges to keep up with our growth. If we are unable to successfully address these difficulties, risks and uncertainties, our business, financial conditions and results of operations could be materially and adversely affected.

Our business depends on the continued success of our growing brand portfolio and if we fail to maintain and expand our brand portfolio, including our private label offerings, or maintain and enhance our brand recognition, our business, results of operations and prospects may be harmed.

We depend on our brand portfolio to scale our business, attract and retain our brand partners and customers. We have devoted significant resources to and incurred large amount of expenses on sourcing, maintaining, promoting and expanding our brands, we cannot assure you that these efforts will be successful. In addition, maintaining and enhancing the recognition of our brands are also key to our success, which could be affected by various factors, including the effectiveness of our brand marketing strategy, publicity about our business, quality of products offered under the brands as well as preference of consumers, certain of which are beyond our control. Any failure to maintain and expand our brand portfolio or maintain and enhance our brand recognition could have a material and adverse effect on our business, results of operations and prospects.

Our product supply chain is essential to our business and is subject to risks associated with demands, forecasting, timely supplying and warehousing, as well as maintaining relationship with our suppliers.

We largely depend on our supply chain management capabilities to minimize our inventory risks, maintain our short turnaround time and improve our operational efficiency. However, our demand forecast may not be accurate, which could result in inventory write-offs or inventory shortages. Even if we are able to make accurate demand forecast, our product supply chain may not be able to meet our demand on a timely basis due to unexpected reasons, including but not limited to delays in manufacturing. In addition, warehouses that we operate may not have sufficient capacity to process orders efficiently. Our ability to adequately store, maintain, and deliver our products is critical to our business. Keeping our food products frozen and/or refrigerated at specific temperatures maintains food safety. In the event of extended power outages, labor disruptions, natural disasters or other catastrophic occurrences, failures of the refrigeration systems in our third-party warehouses or delivery trucks, or other circumstances, our inability to store inventory at refrigerated and/or freezing temperatures could result in significant product inventory losses, as well as increased risk of food-borne illnesses and other food safety incidents. Improper handling or storage of food by a customer, without any involvement or fault of ours or our retail customers, could result in food-borne illnesses, which could result in negative publicity and harm to our brand and reputation. Further, we contract with third-party warehousing and logistics companies to conduct certain processes and operations on our behalf. Any failure by these business partners to adequately store, maintain, or transport our products could negatively impact the safety, quality and merchantability of our products and the experience of our customers. The occurrence of any of these risks could materially adversely affect our business, reputation, financial condition, and operating results.

Although we believe our supply chain has capacity to support our current operation, we cannot guarantee our supply chain will be adequate to support our expanded business in the future. Thus, if we fail to manage our supply chain in line with our business expansion, our business, prospects, financial condition and results of operations may suffer.

A shortage of qualified labor could negatively affect our business and materially reduce earnings.

The future success of our operations, including the achievement of our strategic objectives, depends on our ability, and the ability of third parties on which we rely to supply and to deliver our products, to identify, recruit, develop and retain qualified and talented individuals. As a result, any shortage of qualified labor could significantly and adversely affect our business. Employee recruitment, development and retention efforts that we or such third parties undertake may not be successful, which could result in a shortage of qualified individuals in future periods. Any such shortage could decrease our ability to effectively serve our customers and achieve our strategic objectives. Such a shortage would also likely lead to higher wages for employees (or higher costs to purchase the services of such third parties) and a corresponding reduction in our results of operations.

Unfavorable macroeconomic conditions in the U.S. may adversely affect our business, financial condition and results of operations.

Our operating results may be substantially affected by the operating and economic conditions in the regions in which we operate. Economic conditions can affect us in the following ways:

●	A reduction in discretionary spending by consumers could adversely impact sales of Asian food and non-alcoholic beverage products. Future economic conditions affecting disposable consumer income, such as employment levels, business conditions, changes in housing market conditions, the availability of consumer credit, inflation, interest rates, tax rates and fuel and energy costs, could reduce overall consumer spending.

●	Food cost and fuel cost inflation experienced by consumers can lead to reductions in the frequency of and the amount spent by consumers for our products, which could negatively impact our business by reducing demand for our customer’s products and the supply chain and distribution services we provide them.

●	Heightened uncertainty in the financial markets negatively affects consumer confidence and discretionary spending, which can cause disruptions with our customers and suppliers.

●	Liquidity issues and the inability of our customers to consistently access credit markets to obtain cash to support their operations can cause temporary interruptions in our ability to conduct day-to-day transactions involving the collection of funds from such customers.

●	Liquidity issues and the inability of suppliers to consistently access credit markets to obtain cash to support their operations can cause temporary interruptions in our ability to obtain our products and supplies needed by us in the quantities and at the prices requested.

In addition, our existing operations are primarily in the U.S. The geographic concentration of our operations creates an exposure to economic conditions in the U.S. and any financial downturn in the U.S. could materially adversely affect our financial condition and results of operations.

Global health developments and economic uncertainty resulting from pandemics, such as the COVID-19 pandemic, and governmental action related thereto, may adversely affect, our business, financial condition and results of operations.

The impact of pandemics may have an adverse impact on numerous aspects of our business, financial condition and results of operations including, our growth, product costs, supply chain disruptions, labor shortages, logistics constraints, customer demand for our products and industry demand generally, consumer spending, our liquidity, the price of our securities and trading markets with respect thereto, and the global economy and financial markets generally. We cannot predict the duration of future pandemics or future governmental regulations or legislation that may be passed as a result of ongoing or future outbreaks. The impact of pandemics and the enactment of additional governmental regulations and restrictions may further adversely impact the global economy, the food, non-alcoholic beverage industry, and our business specifically, despite prior or future actions taken by us.

We are dependent upon the timely delivery of products from our vendors. Prolonged diminution of global supply chains may impact the availability and price stability of future food supplies, which may in turn adversely impact our business.

The global supply chain, ranging from consumer goods, electronics, and industrial raw materials to food supplies, was negatively impacted by the COVID-19 pandemic, shipping bottlenecks, and rapidly rising freight costs. We import the majority of our products. Production is widely dispersed internationally and we depend on manufacturers of our products to timely deliver these components of our inventory in quantities sufficient to meet customer demand. Any disruptions or delays in our supply chains as a result of labor shortages, commodity shortages, or inefficiencies in distribution or logistical services could cause delays in the shipment or delivery of products customers. Any prolonged diminution of global supply chains may impact the availability and price stability of supplies for our products, which may in turn adversely impact our business.

If we cannot successfully manage the unique challenges presented by international markets, we may not be successful in our international operations and our sales and profitability may be negatively impacted.

Our ability to successfully conduct supply chain operations in, and source products and materials from, international markets is affected by many of the same risks we face in our U.S. operations, as well as unique costs and difficulties of managing international operations. Our international operations, including any expansion in international markets, may be adversely affected by local laws and customs, U.S. laws applicable to foreign operations and other foreign legal and regulatory constraints, as well as political, social and economic conditions. Risks inherent in international operations also include, among others, potential adverse tax consequences; international trade disputes, trade policy changes or potential tariffs and other import-related taxes and controls; inability to sell certain products due to customs actions, including regulatory enforcement inquiries, holds, detentions, and exclusions; greater difficulty in enforcing intellectual property rights; limitations on access to ports; risks associated with the Foreign Corrupt Practices Act and local anti-bribery law compliance; geopolitical or military conflicts or acts of war such as the conflicts in Ukraine and the Middle East, as well as any related sanctions or other government or private responses; compliance with forced labor laws; compliance with environmental and responsible sourcing laws and regulations; and challenges in our ability to identify and gain access to local suppliers. For example, trade tensions between the U.S. and China have led to a series of significant tariffs on the importation of certain products. As a portion of our products are sourced, directly or indirectly, outside of the U.S., major changes in tax or trade policies, tariffs or trade relations could adversely impact the cost of, demand for, and profitability of product sales in our U.S. locations. Other countries may also change their business and trade policies in anticipation of or in response to increased import tariffs and other changes in U.S. trade policy and regulations. In addition, our operations in international markets create risk due to foreign currency exchange rates and fluctuations in those rates, which may adversely impact our sales and profitability. While the conflicts in Ukraine and the Middle East have not directly impacted the Company to date, we continue to monitor the impacts of such conflicts and their potential effects on the world economy and global supply chain which on a go-forward basis could impact our operations, sales and profitability.

Our relationships with customers may be materially diminished or terminated. The loss of customers could adversely affect our business, financial condition, and results of operations.

We have maintained long-standing relationships with a number of our customers. However, those customers could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Our customers may shift their purchase orders from us to other competitors due to market competition, change of customer requirements and preferences, or because of the customer’s financial condition. There is no guarantee that we will be able to maintain relationships with any of our customers on acceptable terms, or at all. The loss of a number of customers could adversely affect our business, financial condition, and results of operations.

We rely on technology in our business and any cybersecurity incident, other technology disruption or delay in implementing new technology could negatively affect our business and our relationships with customers.

We use technology in our business operations, and our ability to serve customers most effectively depends on the reliability of our technology systems. We use software and other technology systems, among other things, to generate and select orders, to make purchases, to manage warehouses and to monitor and manage our business on a day-to-day basis. Further, our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ and suppliers’ personal information, private information about employees, and financial and strategic information about us and our business partners.

These technology systems are vulnerable to disruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures, security breaches, espionage, cyber-attacks, viruses, theft and inadvertent releases of information. Any such disruption to these software and other technology systems, or the technology systems of third parties on which we rely, the failure of these systems to otherwise perform as anticipated, or the theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage, any or all of which could potentially adversely affect our customer service, decrease the volume of our business and/or result in increased costs and lower profits.

A significant cybersecurity incident involving our cybersecurity infrastructure may result from actions by our employees, suppliers, third-party administrators, or unknown third parties or through cyber-attacks. The risk of such an incident can exist whether software services are in our technology systems or are in cloud-based software services. Intrusions and other incidents have occurred, and may occur again, in our systems and in the systems of our suppliers and third-party administrators. Any such incident could result in operational impairments, significant harm to our reputation and financial losses.

A significant cybersecurity incident could affect our data framework or cause a failure to protect the personal information of our customers, suppliers or employees, or sensitive and confidential information regarding our business and could give rise to legal liability and regulatory action under data protection and privacy laws. Any such cybersecurity incident involving our or our suppliers’ cybersecurity infrastructure could have a material adverse effect on our business, results of operations and financial condition.

Further, as we pursue our strategy to grow our businesses and pursue new initiatives that improve our operations and cost structure, we are also expanding and improving our information technology, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If we fail to assess and identify cybersecurity risks associated with new initiatives, we may become increasingly vulnerable to such risks. Information technology systems continue to evolve and, in order to remain competitive, we need to implement new technologies in a timely and efficient manner. Investments will continue to be made in attracting, retaining, and training our human capital to remain current on the ever-changing industry best practices related to information security. If our competitors implement new technologies more quickly or successfully than we do, such competitors may be able to provide lower cost or enhanced services of superior quality compared to those we provide, which could have an adverse effect on our results of operations.

We may be unable to protect or maintain our intellectual property, which could result in customer confusion, a negative perception of our brand and adversely affect our business.

We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our trademark rights and related registrations may be challenged in the future and could be canceled or narrowed. Failure to protect our trademark rights could cause customer confusion or negatively affect customers’ perception of our brand, services and products, and eventually adversely affect our sales and profitability. Moreover, intellectual property disputes and proceedings and infringement claims may result in a significant distraction for management and significant expense, which may not be recoverable regardless of whether we are successful. Such proceedings may be protracted with no certainty of success, and an adverse outcome could subject us to liability, force us to cease use of certain trademarks or other intellectual property or force us to enter into licenses with others. Any one of these occurrences may have a material adverse effect on our business, results of operations and financial condition.

If we are unable to renew or replace our current leases on favorable terms, or any of our current leases are terminated prior to expiration of their stated terms, and we cannot find suitable alternate locations, our operations and profitability could be negatively impacted.

We currently have leases for our offices, showrooms and some of our warehouses. Our ability to re-negotiate favorable terms on an expiring lease or to negotiate favorable terms for a suitable alternate location, and our ability to negotiate favorable lease terms for additional locations, could depend on conditions in the real estate market, competition for desirable properties, our relationships with current and prospective landlords, and/or other factors that are not within our control. Any or all of these factors and conditions could negatively impact our growth and profitability.

Failure to retain our senior management and other key personnel may adversely affect our operations.

Our success is substantially dependent on the continued service of our senior management and other key personnel. These executives have been primarily responsible for determining the strategic direction of our business and for executing our growth strategy and are integral to our brand and culture, and our reputation with suppliers and customers. The loss of the services of any of these executives and other key personnel could have a material adverse effect on our business and prospects, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause our stock price to decline. The loss of key employees could negatively affect our business.

If we are unable to attract, train and retain employees, we may not be able to grow or successfully operate our business.

The food and non-alcoholic beverage product supply chain and distribution industry is labor intensive. Our success depends in part upon our ability to attract, train and retain a sufficient number of employees who understand and appreciate our culture and are able to represent our brand effectively and establish credibility with our business partners and customers. Our ability to meet our labor needs, while controlling wage and labor-related costs, is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force of the regions in which we are located, unemployment levels within those regions, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation.

In the event of increasing wage rates, if we fail to increase our wages competitively, the quality of our workforce could decline, causing our customer service to suffer, while increasing our wages could cause our profits to decrease. If we are unable to hire and retain employees capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to meet our staffing needs or any material increase in turnover rates of our employees may adversely affect our business, results of operations and financial condition.

Changes in and enforcement of immigration laws could increase our costs and adversely affect our ability to attract and retain qualified employees.

Federal and state governments from time to time implement immigration laws, regulations or programs that regulate our ability to attract or retain qualified foreign employees. Some of these changes may increase our obligations for compliance and oversight, which could subject us to additional costs and make our hiring process more cumbersome or reduce the availability of potential employees. Although we have implemented, and are in the process of enhancing, procedures to ensure our compliance with the employment eligibility verification requirements, there can be no assurance that these procedures are adequate and some of our employees may, without our knowledge, be unauthorized workers. The employment of unauthorized workers may subject us to fines or civil or criminal penalties, and if any of our workers are found to be unauthorized, we could experience adverse publicity that negatively impacts our brand and makes it more difficult to hire and keep qualified employees. We may be required to terminate the employment of certain of our employees who are determined to be unauthorized workers. The termination of a significant number of employees may disrupt our operations, cause temporary increases in our labor costs as we train new employees and result in adverse publicity. Our financial performance could be materially harmed as a result of any of these factors.

Potential labor disputes with employees and increases in labor costs could adversely affect our business.

A considerable amount of our operating costs are attributable to labor costs and, therefore, our financial performance is greatly influenced by increases in wage and benefit costs. As a result, we are exposed to risks associated with a competitive labor market. Rising health care costs and the nature and structure of work rules will always be important issues. Any work stoppages or labor disturbances as a result of employee dissatisfaction with their current employment terms could have a material adverse effect on our financial condition, results of operations and cash flows. We also expect that in the event of a work stoppage or labor disturbance, we could incur additional costs and face increased competition.

We may incur significant costs to comply with environmental laws and regulations, and we may be subject to substantial fines, penalties and/or third-party claims for non-compliance.

Our operations are subject to various federal, state, and local laws, rules and regulations relating to the protection of the environment, including those governing:

●	the discharge of pollutants into the air, soil, and water;

●	the management and disposal of solid and hazardous materials and wastes;

●	employee exposure to hazards in the workplace; and

●	the investigation and remediation of contamination resulting from releases of petroleum products and other regulated materials.

We may incur substantial costs, including fines or penalties and third-party claims for property damage or personal injury, as a result of any violations of environmental or workplace safety laws and regulations or releases of regulated materials into the environment. In addition, we could incur investigation, remediation and/or other costs related to environmental conditions at our currently or formerly owned or operated properties.

Litigation may materially adversely affect our business, financial condition and results of operations.

From time to time, we may be party to various claims and legal proceedings. We evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and to estimate, if probable and estimable, the amount of potential losses. Based on these assessments and estimates, we may establish reserves, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses may differ materially from our assessments and estimates.

Even when not merited, the defense of these lawsuits or legal proceedings, including potential securities litigation and/or other legal actions, is expensive and may divert management’s attention, and we may incur significant expenses in defending these lawsuits or legal proceedings. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties or injunctive relief against us, which could negatively impact our financial position, cash flows or results of operations.

The U.S. government is currently imposing increased tariffs on certain products imported into the U.S., including products imported from China, which may have an adverse impact on our future operating results.

We sell our products based on the cost of such products plus a percent markup. The U.S. government has imposed and continues to propose increased tariffs on certain products imported into the U.S., including products imported from China. During the first quarter of 2025, the U.S. government has introduced additional trade policy actions that have increased import tariffs across a wide range of countries at various rates. These tariff changes and subsequent retaliatory actions have the potential to increase product costs for us. Some of our imported products and imported products purchased from domestic brokers are subject to these increased tariffs and accordingly, our purchase costs have increased and may increase further. As a result of such developments, we have currently paused all imports from China and are actively seeking alternative sourcing arrangements domestically and in other countries where tariff exposure may be lower. We may also determine to increase our sales prices in order to pass these increased costs to our customers. In the event we determine to take such action, our customers may reduce their orders from us, which could negatively affect our profitability and operating results. If we are unable to diversity our supply chain and reduce China sourcing, we remain subject to substantial potential exposure to tariffs, which would have significant impacts on our cost structure and product margins.

In addition, any changes in tariffs or additional restrictions on various products may be announced with little or no advance notice. The adoption and expansion of tariffs or other trade restrictions, increasing trade tensions, or other changes in governmental policies related to tariffs, trade agreements, products or policies, are difficult to anticipate or predict, which makes it difficult for us to operate optimally. If we are unable to navigate further changes in U.S. or international trade policy, it could have a material adverse impact on our business and results of operations. We are closely monitoring potential changes in international trade policy and assessing the potential impact of these and other trade policy changes on our business operations and financial performance.

Severe weather, natural disasters and adverse climate changes, as well as the legal, regulatory or market measures being implemented to address climate change, may materially adversely affect our financial condition and results of operations.

Severe weather conditions and other natural disasters in areas where our distribution network covers or from which we obtain the products we sell may materially adversely affect our operations and our product offerings and, therefore, our results of operations. Such conditions may result in physical damage to, or temporary or permanent closure of, one or more of our distribution centers, an insufficient work force in our market regions and/or temporary disruption in the supply of products, including delays in the delivery of goods to our warehouses and/or a reduction in the availability of products in our offerings. In addition, adverse climate conditions and adverse weather patterns, such as drought or flood, that impact growing conditions and the quantity and quality of crops may materially adversely affect the availability or cost of certain products within our supply chain. Any of these factors may disrupt our businesses and materially adversely affect our financial condition, results of operations and cash flows.

There is an increased focus around the world by regulatory and legislative bodies at all levels towards policies relating to climate change and the impact of global warming, including the regulation of greenhouse gas (GHG) emissions, energy usage and sustainability efforts. Increased compliance costs and expenses due to the impacts of climate change on our business, as well as additional legal or regulatory requirements regarding climate change or designed to reduce or mitigate the effects of carbon dioxide and other GHG emissions on the environment, may cause disruptions in, or an increase in the costs associated with, the running of our business, particularly with regard to our distribution and supply chain operations. Moreover, compliance with any such legal or regulatory requirements may require that we implement changes to our business operations and strategy, which would require us to devote substantial time and attention to these matters and cause us to incur additional costs. The effects of climate change, and legal or regulatory initiatives to address climate change, could have a long-term adverse impact on our business and results of operations.

Our business may be affected by the impacts of unfavorable geopolitical events or other market disruptions on consumer confidence and spending patterns.

Our net sales, profit, cash flows and future growth may be affected by negative local, regional, national or international political or economic trends or developments that reduce consumers’ ability or willingness to spend, including the effects of national and international security concerns such as war, terrorism or the threat thereof. Conflicts such as the Russian invasion of Ukraine in February 2022 and the financial and economic sanctions and other measures imposed by the European Union, the U.S., and other countries and organizations in response thereto create market disruption and volatility and instability in the geopolitical environment. The extent to which this or similar conflicts escalate and the resulting impact on the global market remains uncertain. We monitor such conflicts, but do not, and cannot, know if any such ongoing geopolitical conflicts will result in broader economic and security concerns or in material implications for our business. These events could have a material adverse effect on our customers, our business partners and our third-party suppliers.

Our current indebtedness may adversely affect our liquidity position and ability of future financing.

As of July 31, 2025, we have $100,000 in third party financing (including short-term loan of $100,000) outstanding and $232,642 in unsecured promissory notes to related parties outstanding, which could adversely affect our cash flow, our ability to raise additional capital or obtain financing in the future, or react to changes in business and repay other debts. We may not be able to generate a sufficient amount of cash needed to pay interest and principal on our debt facilities or refinance all or a portion of our indebtedness, due to a number of factors, including significant change of economic conditions, market competition, weather conditions, natural disaster, and failure to execute our business plan.

Food and Non-Alcoholic Beverages

Our industry is characterized by low margins, and periods of significant or prolonged inflation or deflation affect our product and operational costs, which may negatively impact our profitability.

The food and non-alcoholic beverage supply chain and distribution industry is characterized by relatively high inventory turnover with relatively low profit margins. Volatile food costs have a direct impact on our industry. During 2023, our industry experienced significantly elevated commodity and supply chain costs including the cost of labor, sourced goods, energy, fuel and other inputs necessary for the distribution of food and non-alcoholic beverage products, and elevated levels of inflation may continue or worsen and contribute to loss of revenue and gross profit margin in particular product categories. Our business and results of operations may be adversely affected if we are unable to adjust to these rising cost and inflationary pressures.

Periods of significant product cost inflation or deflation may adversely affect our results of operations if we are unable to pass on all or a portion of such product cost increases to our customers in a timely manner. In addition, periods of rapidly increasing inflation may adversely affect our business due to the impact of such inflation on discretionary spending by consumers and our limited ability to increase prices in the current, highly competitive environment.

Competition may increase in the future, which may adversely impact our margins and ability to retain customers, and make it difficult to maintain our market share, growth rate and profitability.

The Asian food and non-alcoholic beverage supply chain and distribution industry, as a whole, in the U.S. is fragmented and highly competitive, with local, regional, multi-regional distributors, and specialty competitors. With the growing demand for Asian cuisines, others are operating, or may begin operating in this niche market in the future. Those potential competitors include: (i) national and regional foodservice distributors, (ii) local wholesalers and brokers, (iii) food retailers, and (iv) farmers’ markets. The national and regional distributors are experienced in operating multiple distribution locations and expanding management, and they have greater marketing and financial resources than we do. Even though they currently offer only a limited selection of Asian specialty foods, they may be able to devote greater resources to sourcing, promoting and selling their products if they choose to do so. Conversely, the local wholesalers and brokers are small in size with a deep understanding of local preferences, but their lack of scale results in high risk and limited growth potential.

If more competitors enter this market segment in the future, our operating results may be negatively impacted through a loss of sales, reduction in margins from competitive price changes, and/or greater operating costs, such as marketing costs, due to the increase of competition.

Disruption of relationships with vendors could negatively affect our business. Suppliers may increase product prices, which could increase our product costs.

We purchase our food and non-alcoholic beverage items and related products from directly from manufacturers. If our manufacturer fails to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. We cannot assure you that we would be able to find replacement suppliers on commercially reasonable terms.

The purchase prices of our products vary from time to time, which is subject to market conditions and negotiation with our suppliers. We may not always be able to mitigate the impact of these price fluctuations, and our performance results could be adversely affected by such fluctuations.

As a food and non-alcoholic beverage distributor, it is necessary for us to maintain an inventory of products that may have declines in product pricing levels between the time we purchase the product from suppliers and the time we sell the product to customers, which could reduce the margin on that inventory, adversely affecting our results of operations.

Changes in consumer eating habits could materially and adversely affect our business, financial condition, and results of operations.

We provide supply chain and distribution services primarily related to Asian food and non-alcoholic beverage products. Changes in consumer eating habits (such as a decline in portion sizes, or a shift in preferences toward western foods) could reduce demand for our customer’s products and the services we provide them. Consumer eating habits could be affected by a number of factors, including attitudes regarding diet and health or new information regarding the health effects of consuming certain foods. If consumer eating habits change significantly, we may be required to modify or discontinue sales of certain items in our product portfolio, and we may experience higher costs and/or supply shortages associated with our efforts to accommodate those changes as our suppliers adapt to new eating preferences.

Additionally, changes in consumer eating habits may result in the enactment or amendment of laws and regulations that impact the ingredients and nutritional content of our food products, or laws and regulations requiring us to disclose the nutritional content of our food products. Compliance with these laws and regulations, as well as others regarding the ingredients and nutritional content of food products, may be costly and time-consuming. We cannot make any assurances regarding our ability to effectively respond to changes in consumer culture preference, health perceptions or resulting new laws or regulations or to adapt our product offerings to trends in eating habits.

Our operations may be adversely affected by the disruption of logistics services or poor handling of products by third party logistics service providers.

We rely on third party logistics service providers to provide a range of transportation and logistics services, including the delivery of products, some of which are perishable, to our retail stores, warehouse and/or our customers. Any failure to provide on-time delivery or failure to maintain our products in good condition during delivery may have a material adverse impact on our business operations and our reputation. In such event, we be unable to seek full recourse against the logistics service providers in default under the terms of the service contracts or enforce in full any judgments obtained.

Significant portions of our inventory are perishable and vulnerable to spoilage and other loss.

Our operations involve the storage and stocking of a wide range of products with limited shelf life. Due to unexpected material fluctuations or abnormalities in the supply and demand of our products or changes in consumers’ preferences or the introduction of new products in the market, we may experience decrease in demand and overstocking of our products. Our products may also be returned by our customers in large quantities due to, among other things, product quality issues or delayed or incorrect delivery, resulting in shelving of products that may increase the risk of obsolescence.

In addition, certain of our products require specific handling throughout the supply chain. For instance, temperature control is required in warehouse or during the transportation of frozen foods in order to maintain the safety and quality of such products. Any unexpected and adverse changes in the optimal storage conditions or poor handling of products may cause damage to or result in deterioration or contamination of our products. As such, any of the aforesaid events may result in an increased risk of inventory obsolescence.

If we fail to comply with requirements imposed by applicable law and other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

We are subject to regulation by various federal, state, and local governments, applicable to food safety and sanitation, ethical business practices, securities, transportation, minimum wage, overtime, other wage payment requirements, employment discrimination, immigration, and human health and safety. While we attempt to comply with all applicable laws and regulations, we cannot represent that we are in full compliance with all applicable laws and regulations or interpretations of these laws and regulations at all times or that we will be able to comply with any future laws, regulations or interpretations of these laws and regulations. If we fail to comply with applicable laws and regulations, we may be subject to investigations, criminal sanctions or civil remedies, including fines and injunctions. The cost of compliance or the consequences of non-compliance, including debarments, could have an adverse effect on our results of operations. In addition, governmental units may make changes in the regulatory frameworks within which we operate that may require us to incur substantial increases in costs in order to comply with such laws and regulations.

If the products distributed by us are alleged to have caused injury or illness, or to have failed to comply with governmental regulations, we may need to recall our products and may experience product liability claims.

We, like any other food and non-alcoholic beverage distributor, may be subject to product recalls, including voluntary recalls or withdrawals, if the products we distribute are alleged to have caused injury or illness, to have been mislabeled, misbranded, or adulterated or to otherwise have violated applicable governmental regulations. We may also choose to voluntarily recall or withdraw products that we determine do not satisfy our quality standards, whether for taste, appearance, or otherwise, in order to protect our brand and reputation. Any future product recall or withdrawal that results in substantial and unexpected expenditures, destruction of product inventory, damage to our reputation, and/or lost sales due to the unavailability of the product for a period of time, could materially adversely affect our results of operations and financial condition.

We also face the risk of exposure to product liability claims in the event that the use of products sold by us are alleged to have caused injury or illness. We cannot be sure that consumption of our products will not cause a health-related illness in the future or that we will not be subject to claims or lawsuits relating to such matters. Further, even if a product liability claim is unsuccessful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could adversely affect our reputation with existing and potential customers and our corporate and brand image.

Our product liability insurance plans may not continue to be available at a reasonable cost or, if available, may not be adequate to cover all of our liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying products to us, but this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by such suppliers. If we do not have adequate insurance or contractual indemnification available, product liability relating to defective products could materially adversely affect our results of operations and financial condition.

Increased commodity prices and availability may impact profitability.

Many of our products include ingredients such as wheat, corn, oils, sugar, and other commodities. Commodity prices worldwide have been increasing. While commodity price inputs do not typically represent the substantial majority of our product costs, any increase in commodity prices may cause our vendors to seek price increases from us. We may not be able to mitigate vendor efforts to increase our costs, either in whole or in part. In the event we are unable to mitigate potential vendor price increases, we may in turn consider raising our prices, and our customers may be deterred by any such price increases. Our profitability may be impacted through increased costs to us which may affect our gross margins, or through reduced revenue as a result of a decline in the number and average size of customer transactions.

A Substantial Percentage of Our Revenue Is Dependent on One Customer.

A large portion of our revenues is dependent on one customer, Costco Wholesale Corporation (“Costco”). The loss of Costco as a customer may materially and adversely affect our revenues. Additionally, a reduction in purchase orders for some or all of our products from any particular customer may materially and adversely affect our revenues. Sales of food and beverage accounted for 5.63% and 26.07% of total sales for the years ended April 30, 2025 and 2024, respectively. Sales of food and beverage decreased by $2,482,737 or 79.89% from $3,107,583 for the year ended April 30, 2024 to $624,846 for the year ended April 30,2025. The decrease in our sales was primarily due to significantly reduced purchase orders from Costco, particularly in demand for White Rabbit ice cream. We are actively seeking new retailers and working with them to introduce new products that are less sensitive to the tariff tensions between the U.S. and China. We are also working with Costco on bringing more new products to their stores.

Risks Related to Our Common Stock and Preferred Stock

You may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our common stock.

Our common stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our common stock may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we currently have relatively small public . Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our common stock may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our common stock. As a result of this volatility, investors may experience losses on their investment in our common stock. Furthermore, the potential extreme volatility may confuse the public perception of the value of our stock, distort the market perception of our stock price, our company’s financial performance, public image, and negatively affect the long-term liquidity of our common stock, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our common stock and understand the value thereof.

Stockholders may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock. Investors purchasing our shares or other securities in the future could have rights superior to existing common stockholders, and the price per share at which we sell additional shares of our common stock or other securities convertible into or exchangeable for our common stock in future transactions may be higher or lower than the price per share in this offering.

An investment in our securities is speculative, and there can be no assurance of any return on any such investment.

Investors are cautioned that an investment in the securities offered hereby is highly speculative and involves a significant degree of risk. The success of our business and the ability to achieve our business goals and objectives, as outlined in this prospectus, are subject to numerous uncertainties, contingencies and risks. As such, there is no assurance that investors will realize a return on their investment or that they will not lose their entire investment. Potential investors should carefully consider whether such a speculative investment is suitable for their financial situation and investment objectives before purchasing securities.

We may need, but be unable, to obtain additional funding on satisfactory terms, which could dilute our stockholders or impose burdensome financial restrictions on our business.

We have relied upon cash from financing activities, and, in the future, we hope to rely on revenues generated from operations to fund the cash requirements of our activities. However, there can be no assurance that we will be able to generate significant cash from our operating activities in the future. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Any debt financing or other financing of securities senior to the common stock will likely include financial and other covenants that will restrict our flexibility.

Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose our existing sources of funding, and our ability to secure new sources of funding could be impaired.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases.

If securities or industry analysts do not publish research or reports about our business, or if they publish a negative report regarding our shares of common stock, the price of our common stock and trading volume could decline.

The trading market for our common stock may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our common stock would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our common stock and the trading volume to decline.

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the purchase price.

If you purchase our common stock from Selling Stockholders in this offering, you may not be able to resell those shares at or above the purchase price. The market price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business and adversely affect our business.

As a “controlled company” within the meaning of the Nasdaq Marketplace Rule 5615(c), we intend to choose to exempt our Company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

As of the date hereof, our chairperson, chief executive officer, and President, Ms. Yin Yan, controls approximately 90.85% of the aggregate voting power of our outstanding voting securities. We are a “controlled company” within the meaning of the listing rules of The Nasdaq Capital Market. A “controlled company” may elect to rely on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. These independence standards are intended to ensure that directors who meet those standards are free of any conflicting interest that could influence their actions as directors. We intend to rely on the “controlled company” exemptions under the Nasdaq Marketplace Rule 5615(c), and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. Accordingly, our stockholders do not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the Nasdaq Marketplace Rules.

Our status as a controlled company could cause our shares of common stock to be less attractive to certain investors or otherwise harm our trading price. As a result, you would not have the same protection afforded to stockholders of companies that are subject to these corporate governance requirements.

Anti-takeover provisions in our charter documents and Nevada law, along with our status as a “controlled company,” could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Nevada corporation and the anti-takeover provisions of the Nevada Revised Statutes may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. An interested stockholder is a person who, together with the affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) ten percent or more of the Company’s capital stock entitled to vote.

In addition, our Amended and Restated Articles of Incorporation (“Articles of Incorporation”) and Second Amended and Restated Bylaws (“Bylaws”) may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. Our Articles of Incorporation and our Bylaws (i) authorize the issuance of “blank check” preferred stock that could be issued by our Board to thwart a takeover attempt; (ii) provide that vacancies on our Board, including newly created directorships, may be filled by a majority vote of directors then in office, and (iii) provide that the Board shall have the power to amend, modify or repeal the Bylaws.

Further, we are a “controlled company” as defined in the Nasdaq Marketplace Rule 5615(c) because more than 50% of the combined voting power of all of our outstanding common stock is beneficially owned by Ms. Yin Yan. Our status as a controlled company may have an anti-takeover effect of delaying, deferring or preventing a change in control of the Company.

We have 135,000 shares of Series A Super Voting Preferred Stock with super voting rights.

Our capital stock as of the date hereof consists of common stock and Series A Super Voting Preferred Stock. All 135,000 shares of Series A Super Voting Preferred Stock have been issued to Ms. Yin Yan, our chairperson, chief executive officer, and President. Each share of common stock is entitled to one (1) vote and each share of Series A Super Voting Preferred Stock is entitled to one thousand (1,000) votes on any matter on which action of the stockholders of the corporation is sought. Approximately 95.75% of Ms. Yin Yan’s voting power stems from her holdings of the Series A Super Voting Preferred Stock. The Series A Super Voting Preferred Stock will vote together with the common stock.

Our Articles of Incorporation does not provide for any sunset provisions that limit the lifespan of our Series A Super Voting Preferred Stock, including in the case of the death of a Series A Super Voting Preferred Stock shareholder or intra-family transfers of shares of Series A Super Voting Preferred Stock. The holders of Series A Super Voting Preferred Stock shall not be entitled to receive dividends of any kind or be entitled to any liquidation preference. The Series A Preferred Stock shall not be subject to conversion into common stock or other equity authorized to be issued by the Company. The Series A Super Voting Preferred Stock is redeemable at the election of the holder at a redemption price of $0.001 per share. See “Description of Capital Stock” for additional information regarding our Series A Super Voting Preferred Stock incorporated by reference in this prospectus.

In addition to the dilutive effect on the voting power and value of our common stock, the foregoing structure of our capital stock may render our common stock ineligible for inclusion in certain securities market indices, and thus adversely affect the price and liquidity of, and public sentiment regarding, our common stock or other securities.

The existence of, and voting rights associated with, our Series A Super Voting Preferred Stock, either alone or in conjunction with certain of the other provisions of our Articles of Incorporation, such as the requirement to have a staggered board, could also have the effect of delaying, deterring or preventing a change in our control or make the removal of our management more difficult.

We cannot predict the impact our multi-class share structure may have on the stock price of our common stock.

We cannot predict whether our multi-class structure will result in a lower or more volatile market price of our common stock or in adverse publicity or other adverse consequences. For example, certain index providers have policies that restrict or prohibit the inclusion of companies with multiple-class share structures in certain of their indices, including the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices. However, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our multi-class capital structure will make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies may depress the valuations of publicly traded companies that are excluded from the indices compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from stock indices would likely preclude investment by many of these funds and could make shares of our common stock less attractive to other investors. As a result, the market price of shares of our common stock could be adversely affected.

We are an emerging growth company and a smaller reporting company, and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of certain exemptions and relief from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) having the option of delaying the adoption of certain new or revised financial accounting standards, (iii) reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements and (iv) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may take advantage of these exemptions until such time that we are no longer an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. Further, pursuant to Section 107 of the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) April 30, 2030, (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock held by non-affiliates was $700.0 million or more as of the last business day of the second fiscal quarter of such year or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is $250 million or more measured on the last business day of our second fiscal quarter, or our annual revenues are less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter.

It is possible that some investors will find our common stock less attractive as a result of the foregoing, which may result in a less active trading market for our common stock and higher volatility in our stock price.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, we may fail to meet our reporting obligations or be unable to accurately report our results of operations or prevent fraud, and investor confidence and the market price of our common stock may be materially and adversely affected.

Prior to our IPO, we were a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our management has not completed an assessment of the effectiveness of our internal controls over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing our consolidated financial statements for the years ended April 30, 2025 and 2024, we identified several material weaknesses in our internal control over financial reporting and other control deficiencies as of April 30, 2025. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified to date relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; (ii) a lack of sufficient documented financial closing policies and procedures and (iii) a lack of an effective review process by the accounting manager which may lead to material audit adjustments to the financial statements.

Following the identification of the material weaknesses and control deficiencies, we plan to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) setting up an internal audit function as well as engaging an external consulting firm to assist us with the assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) appointing independent directors and strengthening corporate governance.

However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations, and prospects, as well as the trading price of our common stock, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we include a report of management on our internal control over financial reporting in our annual report on Form 10-K beginning with our annual report for the fiscal year ending April 30, 2025. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a smaller reporting company. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified, if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

Our management and principal stockholders own a significant percentage of our stock and will be able to exert control over matters subject to stockholder approval.

As of the date hereof, our chairperson, chief executive officer, and President, Ms. Yin Yan, controls approximately 90.85% of the aggregate voting power of our outstanding voting securities. Currently, approximately 95.75% of Ms. Yin Yan’s voting power stems from her holdings of the Series A Super Voting Preferred Stock. To the extent that Ms. Yan continues to own a significant percentage of the voting power of our common stock, Ms. Yan will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors, amendments of our organizational documents and approval of any merger, sale of substantially all our assets or other significant corporate transactions. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you or other stockholders may feel are in your or their best interest as one of our stockholders.

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and with the ability to affect adversely stockholder voting power and perpetuate their control over us.

Our Articles of Incorporation allow us to issue shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

The requirements of being a public company may strain our resources, divert management’s attention and affect our results of operations.

As a public company, we face increased legal, accounting, administrative and other costs and expenses. We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes Oxley-Act”). The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. For example, Section 404 requires that our management report on the effectiveness of our internal controls structure and procedures for financial reporting. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. If we fail to maintain compliance under Section 404, we could be subject to sanctions or investigations by Nasdaq, the SEC, or other regulatory authorities. Furthermore, investor perceptions of our Company may suffer, and this could cause a decline in the market price of our common stock. Any continued failure of our internal control over financial reporting could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors. We may need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company, particularly if we become fully subject to Section 404 and its auditor attestation requirements, which will increase costs, and evaluate the costs of our current service providers. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. A number of those requirements will require us to carry out activities we have not done previously. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives and to meeting the obligations that are associated with being a public company, which may divert attention from other business concerns, which could have a material adverse effect on our business, financial condition and results of operations.

Additionally, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These increased costs will require us to divert a significant amount of money that we could otherwise use to develop our business. If we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Capital Market, The Nasdaq Capital Market could delist and adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “MWYN”. We may in the future be unable to comply with certain of the listing standards that we are required to meet to maintain the listing of our common stock on The Nasdaq Capital Market. If we fail to meet any of the continued listing standards of The Nasdaq Capital Market, our common stock will be delisted from The Nasdaq Capital Market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, which reflect our current views with respect to future events and financial performance, and any other statements of a future or forward-looking nature constitute “forward-looking statements” within the meaning of the federal securities laws. We intend the forward-looking statements to be covered by the applicable safe harbor under the federal securities laws. In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” or the negative of these terms or other similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on the information we have when the statements are made or management’s good faith belief as of that time with respect to future events and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, results of operations and financial condition;

●	expected changes in our corporate services income, costs or expenditures;

●	our dividend policy;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our projected markets and growth in markets;

●	our potential need for additional capital and the availability of such capital;

●	competition in our industry;

●	general economic and business conditions in the markets in which we operate;

●	our ability to meet the Nasdaq Capital Market continued listing requirements;

●	relevant government policies and regulations relating to our business and industry; and

●	assumptions underlying or related to any of the foregoing.

Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under “Risk Factors” and elsewhere in this prospectus. The factors set forth above under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. We operate in an evolving environment where new risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

Industry and other Data

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys by third parties, and industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, regarding our industry. Information that is based on estimates, forecasts, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information based on various factors, including those discussed in “Risk Factors.”

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of common stock offered from time to time pursuant to this prospectus. We will not receive any of the proceeds from the sale or other disposition of common stock held by the Selling Stockholders pursuant to this prospectus.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration common stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear their own broker or similar commissions payable with respect to sales of common stock.

SELLING SHAREHOLDERS

This prospectus relates to the offer and sale from time to time, on a resale basis, by the Selling Stockholders or their permitted transferees, of up to an aggregate of 15,532,083 shares of common stock issued and outstanding.

We will pay the expenses relating to such registration other than brokerage commissions in connection with the sale of the common stock under this prospectus by the respective Selling Stockholders.

All information with respect to share ownership has been furnished by the Selling Stockholders. The common stock being offered is being registered to permit resale of the shares of common stock and the Selling Stockholders may offer all or part of the common stock owned for resale from time to time. Other than as described in the footnotes below, the Selling Stockholders do not have any family relationships with our officers, directors or controlling shareholders.

The term “Selling Stockholders” also includes any transferees, pledges, donees, or other successors in interest to the Selling Stockholders named in the table below. To our knowledge, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named Selling Stockholders who is able to use this prospectus to resell the securities registered hereby. We are registering the common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. To our knowledge, other than as described in the footnotes below, the Selling Stockholders have not had any material relationship with us or our affiliates within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the common stock by each of the Selling Stockholders. The second column lists the number of common stock beneficially owned by each Selling Stockholders as of the date hereof, assuming exercise of any convertible securities held by the Selling Stockholders on that date, without regard to any limitations on exercises.  The third column lists the common stock being offered by this prospectus by the Selling Stockholders. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The following table sets forth certain information concerning the Selling Stockholders and the common stock beneficially owned by them and offered by them in this prospectus. The percentage of ownership of the Selling Stockholders in the following table is based upon 20,194,804 common stock outstanding as of the date hereof.

Name of Selling Stockholder	Number of Shares Owned Prior to Offering(1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus(1)	Number of Shares Owned After Offering(2)	Percentage of Shares Owned After Offering(2)
Yin Yan(3)	5,993,255	5,993,255	—	—
Dan Yu	577,230	577,230	—	—
Shen You	600,000	600,000	—	—
Yujie Yang	600,000	600,000	—	—
Wentao Lyv	1,000,000	1,000,000	—	—
Qian Zhao	943,568	943,568	—	—
Xiaoli Liu	900,000	900,000	—	—
Ping Huang	777,230	777,230	—	—
Weidong Xuan	1,000,000	1,000,000	—	—
Kai Xu	850,000	850,000	—	—
Shuqian Xu	800,000	800,000	—	—
Ling Zhang	750,000	750,000	—	—
Renjie Liu	740,800	740,800	—	—

(1)	For each Selling Stockholder, includes shares of common stock known by us to be held by such Selling Stockholder as of the date of the prospectus plus any shares of common stock that are issuable upon exercise of any convertible securities within 60 days. This column does not include any other securities that a Selling Stockholder may hold, including any other warrants that such selling shareholders may hold, that are not applicable to this prospectus.
(2)	Assumes the sale of all Securities offered pursuant to this prospectus.
(3)	Ms. Yin Yan is our chairperson, chief executive officer and president. As of the date of this prospectus, Ms. Yin Yan directly holds 135,000 shares of Series A Super Voting Preferred Stock. Each share of Series A Super Voting Preferred Stock is entitled to one thousand (1,000) votes per share on all matters submitted to a vote of our stockholders. As a result, assuming all shares of Common Stock offered hereby are sold, Ms. Yin Yan remains control of approximately 86.99% of the total voting power of our capital stock, and therefore controls the outcome of matters requiring stockholder approval.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus are being offered by the Selling Stockholders. The Securities may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	through underwriters or dealers for resale to the public or to investors;

●	directly to one or more purchasers;

●	through agents;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	in block trades;

●	through public or privately negotiated transactions; or

●	any other method permitted pursuant to applicable law.

In particular, the Selling Stockholders may offer and sell, distribute or otherwise transfer from time to time at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to prevailing market prices; at varying prices determined at the time of sale; or at negotiated prices. These offers and sales or distributions may be effected from time to time in one or more transactions, including:

In particular, the Selling Stockholders may offer and sell, distribute or otherwise transfer from time to time at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to prevailing market prices; at varying prices determined at the time of sale; or at negotiated prices. These offers and sales or distributions may be effected from time to time in one or more transactions, including:

●	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale or in the over-the-counter market;

●	in transactions other than on a national securities exchange or quotation service or in the over-the-counter market;

●	in block transactions in which the broker or dealer so engaged will attempt to sell the common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

●	in ordinary brokerage transactions in which the broker-dealer solicits purchasers;

●	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	through the writing of options, convertible securities or other contracts or agreements to be satisfied by the delivery of common stock;

●	through short sales;

●	through privately negotiated transactions;

●	through an exchange distribution in accordance with the rules of the applicable exchange;

●	through broker-dealers who may agree with any Selling Stockholders to sell a specified number of its shares at a stipulated price per share;

●	through the lending of such securities;

●	by pledge to secure debts and other obligations or on foreclosure of a pledge;

●	through the distribution of such securities by any Selling Stockholders to its shareholders;

●	through a combination of any of the above methods; or

●	through any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares in open market transactions under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The Selling Stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the Selling Stockholders. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Any broker-dealers or agents that are involved in selling the common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

In connection with sales of our common stock under this prospectus, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of common stock, short and deliver such shares to close out such short positions, or loan or pledge the shares to broker-dealers that may in turn sell such shares. The Selling Stockholders may also sell shares short and deliver these securities to close out its short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.

The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction).

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common stock from time to time under this prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus, as appropriate.

The Selling Stockholders also may transfer the common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus and may sell the common stock from time to time under the prospectus or an amendment to the registration statement or supplement to the prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under the prospectus, as appropriate.

We have agreed to bear all reasonable expenses incurred in connection with the registration of these shares, including the reasonable fees. The Selling Stockholders will be required to bear the expenses of any underwriting discounts and commissions incurred for the sale of common stock.

We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with the Selling Stockholders to indemnification by the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on the Selling Stockholders’ behalf.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the Selling Stockholders.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of the date on which the Selling Stockholders have publicly sold all of the common stock covered by this prospectus or the date that all of the common stock covered by this prospectus (in the opinion of counsel to the Selling Stockholders) may be immediately sold to the public without registration or restriction (including without limitation as to volume by each holder thereof), and without compliance with any “current public information” requirement, pursuant to Rule 144 under the Securities Act.

To the extent permitted by applicable law, the plan of distribution may be modified in a prospectus supplement or otherwise.

PRINCIPAL STOCKHOLDERS

Based solely upon information made available to us, the following table sets forth information as of December 22, 2025 regarding the beneficial ownership of our voting securities by:

●	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding voting securities;

●	each of our named executive officers and directors; and

●	all our executive officers and directors as a group.

The percentage ownership information shown in the table is based upon 20,194,804 shares of Common Stock and 135,000 shares of Series A Super Voting Preferred Stock issued and outstanding as of December 22, 2025.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person as of a particular date, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of such date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

The address of each holder listed below, except as otherwise indicated, is c/o Marwynn Holdings, Inc., 12 Chrysler Unit C, Irvine, CA 92618.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock		% of Common Stock	Number of Shares of Preferred Stock(2)	% of Preferred Stock	% of Total Voting Power
Officers and Directors
Yin Yan (Chairperson, Chief Executive Officer, and President)	5,993,255		29.68%	135,000	100%	90.85%
Shengnan Xu (Director, Chief Financial Officer and Secretary)	—	(2)	—%	—	—	—%
Eric Newlan (Director)	10,333	(3)	0.01%	—	—	0.01%
Dandan Wang (Director)	10,333	(3)	0.01%	—	—	0.01%
Dvisha Patel (Director)	10,333	(3)	0.01%	—	—	0.01%
All directors and executive officers as a group (5 individuals)	6,024,254		29.78%	135,000	100%	90.85%

Five Percent Stockholders
Yin Yan (Chairperson, Chief Executive Officer, and President)	5,993,255		29.78%	135,000	100%	90.85%

*	Share data are presented on a retroactive basis to reflect the effects of the (i) 1.55-for-1 forward stock split of our Common Stock, and (ii) 4.5-for-1 forward stock split of our Series A Super-Voting Preferred Stock effected on September 9, 2024.

(1)	The address of each holder listed above, except as otherwise indicated, is c/o Marwynn Holdings, Inc., 12 Chrysler Unit C, Irvine, CA 92618. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of Common Stock issuable upon the exercise of options or warrants which are currently exercisable or which become exercisable within 60 days following the date of the information in this table are deemed to be beneficially owned by, and outstanding with respect to, the holder of such option or warrant. Subject to community property laws where applicable, to our knowledge, each person listed is believed to have sole voting and investment power with respect to all shares of Common Stock owned by such person.

(2)	Ms. Xu was appointed as our Director, Chief Financial Officer and Secretary on September 18, 2025.

(3)	Represents 10,333 shares underlying options that are issuable under an aggregate of 31,000 stock options granted pursuant to the Company’s 2024 Amended and Restated Equity Incentive Plan and a Non-Qualified Stock Option Agreement entered into with the independent directors. The options vest in equal annual installments beginning on July 24, 2024.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Lewis Brisbois Bisgaard & Smith, LLP San Francisco, California.

EXPERTS

The consolidated financial statements of Marwynn Holdings, Inc. as of April 30, 2025 and 2024 and for each of the years in the two-year period ended April 30, 2025 have been audited by Golden Eagle CPAs LLC, an independent registered public accounting firm, as stated in their report thereon and incorporated by reference in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing. The office of Golden Eagle CPAs LLC is located at 90 Washington Valley Road, Bedminster, New Jersey 07921.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

We incorporate by reference the documents listed below:

●	Our annual report on Form 10-K for the year ended April 30, 2025, filed with the SEC on August 8, 2025, referred herein as the 2025 Annual Report;

●	Our quarterly report on Form 10-Q for the quarterly period ended July 31, 2025, and October 31, 2025, filed with the SEC on September 15, 2025 and on December 22, 2025, respectively;

●	Our current reports on Form 8-K filed with the SEC on September 22, 2025, September 26, 2025; October 22, 2025; October 28, 2025; October 29, 2025, November 24, 2025; December 17, 2025 and December 23, 2025;

●	the description of our common stock set forth in Exhibit 4(vi) to our Annual Report on Form 10-K for the fiscal year ended April 30, 2025, which was filed with the SEC on August 8, 2025, including any amendment or reports filed for the purposes of updating this description.

●	We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act (other than any portions of filings that are furnished rather than filed pursuant to Items 2.02 and 7.01 of a Current Report on Form 8-K) after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of such registration statement. All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering are also incorporated herein by reference and are an important part of this prospectus..

Our 2025 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with U.S. GAAP.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus. As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. We will provide to you, upon your written or oral request, without charge, a copy of any or all of the documents we refer to above which we have incorporated in this prospectus by reference, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in the documents. You should direct your requests to Yin Yan, 12 Chrysler Unit C, Irvine, CA 92618. The telephone number of our principal executive offices is 949-706-9966. We also maintain a website at www.marwynnholdings.com where the incorporated reports and other documents may be accessed Our website and the information contained on, or that can be accessed through, shall not be deemed to be incorporated by reference in, and is not considered part of, this prospectus.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and state the address of that site (http://www.sec.gov).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s website at www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, will be required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available on the website of the SEC referred to above. We also maintain a website at www.marwynnholdings.com. Our website and the information contained on, or that can be accessed through, our website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our common stock. We will provide a copy of our annual report to security holders, including audited financial statements, at no charge upon receipt of your written request to us at Marwynn Holdings, Inc., 12 Chrysler Unit C, Irvine, CA 92618.

Up to 15,532,083 Shares of common stock

Marwynn Holdings, Inc.

PROSPECTUS

December 23, 2025

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.